Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three Months Ended March 31, 2020

DOYLESTOWN, Pennsylvania, May 12, 2020 – ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today announced net sales of $1.9 million for the three months ended March 31, 2020, compared to net sales of $2.3 million for the three months ended March 31, 2019.

The Company incurred a net loss for the three months ended March 31, 2020 of $809,000, or ($0.07) per share, compared to a net loss of $1.0 million or ($0.09) per share, for the three months ended March 31, 2019.

The financial results for the first quarter of 2020 compared to the first quarter of 2019 principally reflect the net effect of a decrease in net sales of $430,000 due to a decrease in demand of third party customer orders, offset by (i) a decrease in administrative costs of $206,000 due principally to a decrease in professional fees, (ii) a decrease in sales and marketing expenses of $96,000 as a consequence of a reduction in marketing initiatives and (iii) a decrease in research and development expenditures of $35,000.

In addition on May 4, 2020, the Company resolved the final pending claim against the Company’s escrow account with Mylan and as a result the remaining funds, totaling $4.8 million, were released from the escrow account to the Company on May 7, 2020.

About the Company

We are a manufacturing and marketing company with deep experience with OTC consumer healthcare products and dietary supplements. We are engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand.

In addition, the Company also continues to actively pursue acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019
Net sales	$1,888	$2,318
Cost of sales	$1,473	$1,798
Gross profit	415	520

Operating expenses:
Sales and marketing	170	266
Administration	998	1,204
Research and development	59	94
Total operating expenses	1,227	1,564
Loss from operations	(812)	(1,044)

Interest income, net	3	31
Net loss	$(809)	$(1,013)

Other comprehensive income:
Unrealized gain on marketable debt securities	11	15
Total comprehensive loss	$(798)	$(998)

Basic and diluted loss per share:	$(0.07)	$(0.09)

Weighted average common shares outstanding:
Basic and diluted	11,582	11,557

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2020	December 31, 2019
		(audited)
Cash and cash equivalents	$697	$434
Marketable debt securities, available for sale	$840	$926
Accounts receivable, net	$1,213	$2,010
Inventory	$1,703	$1,459
Total current assets	$9,505	$9,945
Total assets	$11,868	$12,274

Total current liabilities	$1,125	$933
Total non-current liabilities	$112	$110
Total stockholders’ equity	$10,631	$11,231